SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    -----------------------------------------

                             FinancialContent, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                          94-3319536
-------------------------------                         -------------------
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         identification No.)

                        400 Oyster Point Blvd., Suite 435
                       So. San Francisco, California 94080
                                 (650) 837-9850
                ------------------------------------------------
                    (Address of principal executive offices)


                   2003-2 CONSULTANT AND ADVISOR SERVICES PLAN
                     --------------------------------------
                              (Full title of plan)

                                  Dave Neville
                                 General Counsel
                        400 Oyster Point Blvd., Suite 435
                       So. San Francisco, California 94080
                                 (650) 837-9850
                       -----------------------------------
    (Address and telephone number, including area code of agent for service)




                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                              Proposed maximum     Proposed maximum
Title of securities     Amount to be          offering price       Aggregate offering    Amount of
to be registered        Registered            per share            Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            500,000               $0.95                $475,000              $43.70
($.001 par value)
----------------------- --------------------- -------------------- --------------------- --------------------


Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on September 3, 2003.

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

The Company is offering shares of its common stock to various individuals for consulting and advisory services performed on the Company's behalf. This issuance of shares is being made pursuant to a 2003-2 Consultant and Advisor Services Plan adopted by the Board of Directors on September 8, 2003. The Board has equated this number of shares to the value of the advisor or consulting services provided or to be provided by these individuals. The shares issued hereunder to eligible participants who are not affiliates of the Company as defined in Rule 405 of the Securities Act will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

The consulting or advisory services for which these shares are being issued are not in connection with any offer of sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.


Item 2.  Registrant Information and Employee Plan Annual Information.*

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (b) below have been filed by Registrant with the Commission and are incorporated herein by reference:

         (a) the Registrant's Annual Report on Form 10K-SB for the year ended June 30, 2002 and June 30, 2001;

         (b) all other reports filed by the Registrant pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 30, 2000 through the date hereof; and

         (c) the Registrant's Form 10SB12G filed on December 3, 1999 pursuant to
Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding common stock.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         1. The financial statements incorporated in this registration statement by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002 have been incorporated in reliance on the report of Pohl, McNabola, Berg & Company LLP., on the authority of that firm as experts in auditing and accounting. The auditor named in this prospectus as having prepared or certified any part of it was not employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest in the Company or any of its parents or subsidiaries. Nor were they connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

         2. The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Dave Neville, the general counsel and President of the Company.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

         Our certificate of incorporation provides that directors shall be protected from personal liability to the fullest extent permitted by law. Our bylaws provide that the registrant shall indemnify our officers and directors to the fullest extent permitted or authorized by current or future applicable law.

         The rights to indemnity thereunder continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant shall be paid by the Registrant to the fullest extent permitted or authorized by current or future applicable laws.

         This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The Exhibits to this registration statement are listed in the index to Exhibits on page 6.

Item 9.  Undertakings

         (a) The undersigned registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
Statement:

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, State of California on September 8, 2003.

                                   FinancialContent, Inc.

                                   By   /s/ Wing Yu
                                   ---------------------------------------------
                                   Wing Yu, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature           Title                                    Date
---------           -----                                    ----

/s/ Wing Yu         Member of the Board of Directors         September 8, 2003
---------------     and Chief Executive Officer
Wing Yu

/s/Wilfred Shaw     Chairman of the Board                    September 8, 2003
---------------     and Chief Strategy Officer
Wilfred Shaw

/s/ Gregg Fidan     Member of the Board of Directors         September 8, 2003
---------------     and Vice President of Development
Gregg Fidan

INDEX TO EXHIBITS

EXHIBIT                                                       SEQUENTIALLY
NO.               DESCRIPTION                                 NUMBERED PAGES
---               -----------                                 --------------

5.1      Opinion of Counsel, regarding legality of the
         securities registered hereunder                         7 -  8

10.30    2003-2 Consultant and Advisor Services Plan             9 - 11

23.1     Consent of Pohl, McNabola, Berg & Company LLP           12

23.2     Consent of Counsel (included as part of Exhibit 5.1)     8